Exhibit (a)(5)(Q)

May 16, 2019

Tesla Completes Acquisition of Maxwell Technologies

PALO ALTO, Calif, May 16, 2019 – Tesla, Inc. (NASDAQ: TSLA) today announced the successful completion of its previously announced offer to exchange all outstanding shares of common stock of Maxwell Technologies, Inc. (“Maxwell”) for 0.0193 of a share of Tesla common stock, together with cash in lieu of any fractional shares of Tesla common stock, without interest and less any applicable withholding taxes.

The exchange offer expired at 11:59 p.m., Eastern Time, on Wednesday, May 15, 2019. As of the expiration of the exchange offer, a total of approximately 36,764,342 shares of common stock of Maxwell were validly tendered in the exchange offer and not validly withdrawn, representing approximately 79% of the aggregate voting power of the shares of Maxwell common stock outstanding immediately after the consummation of the exchange offer. All shares of Maxwell common stock that were validly tendered and not validly withdrawn prior to the expiration of the offer have been accepted by Tesla for payment in accordance with the terms of the exchange offer.

Following to the completion of the exchange offer, Tesla completed the acquisition of Maxwell by consummating the second step merger contemplated by the previously announced merger agreement between Tesla and Maxwell. As a result of this merger, all shares of Maxwell stock that were not tendered in Tesla’s exchange offer were cancelled in exchange for the right to receive the same consideration paid for Maxwell stock in the exchange offer.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on current expectations, estimates and forecasts, as well as the beliefs and assumptions of Tesla’s management, and are subject to risks and uncertainties that are difficult to predict. Many factors could cause actual results or events to differ materially from those anticipated, including: risks and uncertainties discussed in this communication and those matters described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Tesla’s Annual Report on Form 10-K for the year ended December 31, 2018 and Tesla’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019, subsequent Reports on Form 8-K, the Schedule TO relating to the offer and other filings Tesla makes with the Securities and Exchange Commission. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. We do not assume any obligation to update any forward-looking statements.

Investor Relations Contact:

Martin Viecha

Investor Relations

ir@tesla.com

Press Contact:

Dave Arnold

Communications

press@tesla.com